     As filed with the Securities and Exchange Commission on May 31, 1996

                                                    Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                            -----------------------

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933


                               Case Corporation
              (Exact name of issuer as specified in its charter)

         Issuer: Delaware                         Issuer:  76-0433811
   (State or other jurisdiction of       (I.R.S. Employer Identification No.)
   incorporation or organization)

                   700 State Street, Racine, Wisconsin 53404
                    (Address of Principal Executive Offices)


                                Case Corporation
                  Outside Directors' Equity Compensation Plan
                            (Full title of the Plan)

                               RICHARD S. BRENNAN
                         General Counsel and Secretary
                                Case Corporation
                                700 State Street
                            Racine, Wisconsin  53404
                    (Name and address of agent for service)

                           Telephone: (414) 636-6011
         (Telephone number, including area code, of agent for service)

                            -----------------------

                        CALCULATION OF REGISTRATION FEE

================================================================================

                                          Proposed    Proposed
                                           maximum    maximum
 Title of securities      Amount to be    offering   aggregate     Amount of
  to be registered         registered     price per   offering   Registration
                                           share*      price*        fee
- --------------------------------------------------------------------------------
Common Stock of
Case Corporation,
par value $0.01 per
share                   100,000 shares     $50.75    $5,075,000     $1,750

================================================================================

* Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 and is based upon the average of the high and low prices of the Common Stock as quoted for May 29, 1996 in The Wall Street Journal.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


 Item 3.  Incorporation of Documents by Reference.

    The following documents filed by Case Corporation ("Case" or the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated in this registration statement by reference:

        1. Annual Report on Form 10-K for the fiscal year ended December 31, 1995, File No. 1-13098, as filed with the Commission on February 20, 1996.

        2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, File No. 1-13098, as filed with the Commission on May 10, 1996.

        3. Description of the Common Stock of Case Corporation included in Case Corporation's Registration Statement on Form 8-A, Registration No. 1-13098, as filed with the Commission on May 26, 1994.

    All documents subsequently filed by Case pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of the filing of such documents.


 Item 4.  Description of Securities.

    Not applicable.


 Item 5.  Interests of Named Experts and Counsel.

    The legality of the Common Stock to which this Registration Statement applies has been passed upon by Kevin J. Hallagan, the Associate General Counsel and Assistant Secretary of Case. Case has been advised by Kevin J. Hallagan that at May 15, 1996, he owned 1,156 shares of Case Common Stock and options to purchase 15,000 shares of Case Common Stock.

 Item 6.  Indemnification of Directors and Officers.

    Section 145 of the Delaware Corporation Law provides the following:

        "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

        (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

        (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

        (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

        (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

        (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

        (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

    The By-Laws of the Registrant include the following provisions:

        "Section 14.1 Right to Indemnification. The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans (an "indemnitee"), against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such indemnitee. Subject to Section 14.3 hereof, the Company shall be required to indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if the initiation of such proceeding (or part thereof) by the indemnitee was authorized by the Board of Directors of the Company.

        "Section 14.2. Prepayment of Expenses. The Company shall pay the expenses (including attorneys' fees) incurred by an indemnitee in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Section 14 or otherwise.

        "Section 14.3. Claims. If a claim for indemnification or payment of expenses under this Section 14 is not paid in full within ninety days after a written claim therefor by the indemnitee has been received by the Company, the indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that the indemnitee was not entitled to the requested indemnification or payment of expenses under applicable law.

        "Section 14.4. Nonexclusivity of Rights. The rights conferred on any person by this Section 14 shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

        "Section 14.5. Other Indemnification. The Company's obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

        "Section 14.6. Amendment or Repeal. Any repeal or modification of the foregoing provisions of Section 14 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification."

    The Registrant has purchased insurance which purports to insure it against certain costs of indemnification which may be incurred by it pursuant to the foregoing By-Law provisions, and to insure the officers and directors of the Registrant, and of its subsidiary companies, against certain liabilities incurred by them in the discharge of their function as such officers and directors except for liabilities resulting from their own malfeasance.


 Item 7.  Exemption from Registration Claimed.

    Not applicable.


 Item 8.  Exhibits.

    Please refer to the Index to Exhibits attached hereto.


 Item 9.  Undertakings.

    A.  Rule 415 Offering.

        The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

        provided, however, that the undertakings set forth in paragraphs (i) and
        (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    B.  Incorporation by Reference.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C.  Indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Racine, State of Wisconsin, on May 31, 1996.


                                CASE CORPORATION


                                By: /s/ THEODORE R. FRENCH
                                    -----------------------------------
                                            Theodore R. French
                                         Senior Vice President and
                                          Chief Financial Officer

  Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed by the following persons in the capacities and on the dates indicated.


          Signature                         Title                   Date
          ---------                         -----                   ----

 /s/ JEAN-PIERRE ROSSO*         Chairman, President, Chief      May 31, 1996
- ------------------------------  Executive Officer and
     Jean-Pierre Rosso          Director (Principal Executive
                                Officer)

/s/ THEODORE R. FRENCH          Senior Vice President and       May 31, 1996
- ------------------------------  Chief Financial Officer
    Theodore R. French          (Principal Financial and
                                Accounting Officer)

/s/ MARK ANDREWS*               Director                        May 31, 1996
- ------------------------------
    Mark Andrews

/s/ JEFFERY T. GRADE*           Director                        May 31, 1996
- ------------------------------
    Jeffery T. Grade

/s/ KATHERINE M. HUDSON*        Director                        May 31, 1996
- ------------------------------
    Katherine M. Hudson

/s/ DANA G. MEAD*               Director                        May 31, 1996
- ------------------------------
    Dana G. Mead

/s/ GERALD ROSENFELD*           Director                        May 31, 1996
- ------------------------------
    Gerald Rosenfeld

/s/ THEODORE TETZLAFF*          Director                        May 31, 1996
- ------------------------------
    Theodore R. Tetzlaff

/s/ THOMAS N. URBAN*            Director                        May 31, 1996
- ------------------------------
    Thomas N. Urban

*By: /s/ KEVIN J. HALLAGAN
     -------------------------
         Kevin J. Hallagan
         Attorney-in-fact

                                                      Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                             ---------------------

                                    Exhibits


                                       to



                                    FORM S-8



                             REGISTRATION STATEMENT


                                     Under


                           THE SECURITIES ACT OF 1933


                             ---------------------


                                CASE CORPORATION

================================================================================

                               INDEX TO EXHIBITS


 Exhibit
 Number                               Description of Exhibits
 ------                               -----------------------

4(a)(1)     Certificate of Incorporation of Case Equipment Corporation (Exhibit 3(a)(1) to
            Amendment No. 4 to Registration Statement No. 33-78148). *

4(a)(2)     Certificate of Amendment to Certificate of Incorporation of Case Equipment
            Corporation (Exhibit 3(a)(4) to Registration Statement No. 33-82158). *

4(b)        By-Laws of Case Equipment Corporation as amended and restated on June 15, 1994
            (Exhibit 3(b) to Amendment No. 4 to Registration Statement No. 33-78148). *

5           Opinion and consent of Kevin J. Hallagan, Associate General Counsel and
            Assistant Secretary of Case Corporation.

23(a)       Consent of Arthur Andersen LLP.

23(b)       The consent of Kevin J. Hallagan is contained in the opinion filed as Exhibit 5 to the Registration Statement.

24          Powers of Attorney.

- --------------------
* Exhibit incorporated by reference.